Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity U.S. Bond Index Fund of our report dated April 7, 2004, Spartan Total Market Index Fund, Spartan Extended Market Index Fund, Spartan International Index Fund, and Spartan U.S. Equity Index Fund of our reports dated April 20, 2004 on the financial statements and financial highlights included in the February 29, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2004